Exhibit 10.52

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT (JL PROPERTIES) DATED AS OF APRIL 30, 2015 IN FAVOR OF MIDCAP FUNDING X TRUST, A DELAWARE STATUTORY TRUST, ADMINISTRATIVE AGENT, WHICH SUBORDINATION AGREEMENT (JL PROPERTIES) (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT (JL PROPERTIES) DATED AS OF APRIL 30, 2015 IN FAVOR OF PENTA MEZZANINE SBIC FUND I, L.P., A DELAWARE LIMITED PARTNERSHIP, AS THE SENIOR LENDER, WHICH SUBORDINATION AGREEMENT (JL PROPERTIES) (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT (JL PROPERTIES) DATED AS OF APRIL 30, 2015 IN FAVOR OF JL-BBNC MEZZ UTAH, LLC, AN ALASKA LIMITED LIABILITY COMPANY, AS THE SENIOR LENDER, WHICH SUBORDINATION AGREEMENT (JL PROPERTIES) (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT (this “Agreement”), dated as of April 30, 2015, is made by and between TWINLAB CONSOLIDATED HOLDINGS, INC., a Nevada corporation (“Parent”), TWINLAB CONSOLIDATION CORPORATION, a Delaware corporation (“TCC”), and JL PROPERTIES, INC., an Alaska corporation (“JL Properties”).

WHEREAS, Parent and TCC are parties to that certain Office Lease Agreement, dated April 7, 2015, among Parent and TCC, as tenant (collectively, the “Tenant”), and First Central Tower, Limited Partnership (including its successors or assigns, “Landlord”), as landlord, as may be amended from time to time (the “Lease”).

WHEREAS, Tenant is obligated under the Lease to provide Landlord a security deposit in the amount of $1,000,000 in the form of cash or an unconditional, irrevocable, transferable, and negotiable commercial letter of credit (the “Security Deposit”).

WHEREAS, Tenant has requested that JL Properties cause an unconditional, irrevocable, transferable, and negotiable commercial letter of credit in the amount of $1,000,000 to be issued in favor of Landlord or NXT Capital Funding, LLC, Landlord’s mortgagee (“Landlord’s Mortgagee”), as directed by Landlord, from Wells Fargo Bank, National Bank (the “Bank”) to satisfy Tenant’s obligation to provide the Security Deposit under the Lease.

WHEREAS, JL Properties has agreed to do so subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained in this Agreement, and subject to the terms and conditions set forth herein, each party hereto hereby agrees as follows:

1. Issuance of LOC. On or before May 1, 2015, JL Properties will cause the Bank or such other letter of credit issuer as permitted under Section 4.03 of the Lease (the “LOC Issuer”) to issue an unconditional, irrevocable, transferable, and negotiable commercial letter of credit in the amount of $1,000,000 (or such lesser amount as permitted under the Lease), which letter of credit shall automatically renew on an annual basis for a period of five (5) years, with an expiration date of April 30, 2020 (the “Expiration Date”), in favor of Landlord or Landlord’s Mortgagee, as directed by Landlord, to satisfy Tenant’s obligation to provide the Security Deposit under the Lease (the “LOC”). The LOC shall be in the form attached hereto as Exhibit A or such other form as is acceptable to the LOC Issuer and Landlord. The LOC shall comply with the requirements of Section 4.03 of the Lease. On or after the Expiration Date (or sooner if the LOC is returned to JL Properties or surrendered to the LOC Issuer), JL Properties shall have no further obligation to provide the LOC and Tenant shall be solely responsible for satisfying the obligations with respect to the LOC and the Security Deposit under the Lease. After the Expiration Date, Tenant shall use its best efforts to have the Landlord or the Landlord's mortgagee return the LOC to JL Properties or surrender it to the LOC Issuer.

2. Issuance of Warrants. In consideration of JL Properties causing the issuance and maintenance of the LOC during the term of the Lease, on or before May 1, 2015, Parent shall issue to JL Properties a warrant in the aggregate amount of 465,880 shares of common stock of Parent exercisable at the purchase price of $0.01 in the aggregate (the “Penny Warrant”) and a warrant in the aggregate amount of 86,962 shares of common stock of Parent exercisable at the purchase price of $1.00 per share (the “Dollar Warrant” and with the Penny Warrant, the “Warrants”). The Penny Warrant shall be substantially in the form attached hereto as Exhibit B and shall be exercisable into the common stock of the Parent as provided therein. The Dollar Warrant shall be substantially in the form attached hereto as Exhibit C and shall be exercisable into the common stock of the Parent as provided therein. Parent and JL Properties, by their execution and delivery of this Agreement, expressly agree to the terms and provisions of the Warrants and to be bound thereby.

3. Reimbursement Obligations. Except as set forth in the last paragraph of this Section 3, in the event that Landlord draws upon the LOC, Tenant shall reimburse JL Properties for the amount of such draw (each such draw, a “Draw Amount”) as follows:

a. Commencing on the first (1st) day of the sixth (6th) month anniversary of the date that Landlord draws on the LOC, the Draw Amount shall be paid in semi-annual installments of fifty percent (50%) of the Draw Amount (each semi-annual installment, an "Installment Amount") plus interest. A final payment of the entire Draw Amount and accrued interest shall be due and payable on the first (1st) anniversary of the date that Landlord draws on the LOC.

b. The interest rate shall be the greater of (i) federal interest rate for mid-term obligations published by the Internal Revenue Service as of the date Landlord draws upon the LOC or (ii) the federal interest rate that JL Properties is required to pay to the LOC Issuer in connection with the draw on the LOC. Interest shall be computed on the basis of a 360-day year for the actual number of days outstanding.

c. Tenant may prepay a Draw Amount, in whole or in part, at any time without premium or penalty. Any partial prepayment shall be applied to the last installment coming due.

d. In the event that Tenant fails to pay all or any portion of an Installment Amount within fifteen (15) days after notice of such failure from JL Properties to Tenant (each an, "Unpaid Installment"), JL Properties shall have the option (such option being specified in the notice of default relating to the Unpaid Installment) to require that Parent issue to JL Properties a warrant in the aggregate amount of "XX" shares of common stock of Parent exercisable at the purchase price of $0.01 in the aggregate, such warrant being substantially in the form of the Penny Warrant, and a warrant in the aggregate amount of "YY" shares of common stock of Parent exercisable at the purchase price of $1.00 per share, such warrant being substantially in the form of the Dollar Warrant, and Parent shall issue such warrants within fifteen (15) days of receipt of notice from JL Properties; provided, however, that Parent shall have no obligation to issue additional warrants under this Section 3(d) so long as Tenant’s failure to pay arises out of a prohibition to pay, and JL Properties’ preclusion to accept, an Installment Payment under the terms of that certain Subordination Agreement (JL-Properties), dated as of April 30, 2015, by and between JL Properties and MidCap Funding X Trust, that certain Subordination Agreement (JL-Properties), dated as of April 30, 2015, by and between JL Properties and Penta Mezzanine SBIC Fund I, L.P. or that certain Subordination Agreement (JL-Properties), dated as of April 30, 2015, by and between JL Properties and JL-BBNC Mezz Utah, LLC. For purposes of the warrants issued under this Section 3(d), (i) "XX" shall mean the applicable Unpaid Installment divided by $1,000,000, multiplied by 465,880 and further multiplied by two and (ii) "YY" shall mean the applicable Unpaid Installment divided by $1,000,000, multiplied by 86,962 and further multiplied by two. The warrants issued under this Section 3(d) are in full satisfaction of Tenant's obligation to pay the Unpaid Installments for which such warrants are issued.

Notwithstanding the foregoing, if Landlord draws upon the LOC solely as a result of the LOC Issuer’s determination not to renew the LOC at an annual renewal during the term of the LOC, and JL Properties fails to replace the LOC with a substitute LOC acceptable to the Landlord, Tenant shall not have an obligation to reimburse JL Properties under this Section 3; provided, however, that if the Landlord thereafter uses or applies the proceeds thereof in accordance to the terms of the Lease applicable to the Security Deposit, Tenant, to the extent Landlord uses or applies the proceeds of the LOC, shall be required to reimburse JL Properties in accordance with this Section 3. Further, if Landlord draws upon the LOC as a result of the LOC Issuer's failure to renew the LOC prior to the Expiration Date, the proceeds of the LOC held as the Security Deposit shall be considered the property of JL Properties’ and not Tenant's. Promptly after the Expiration Date, JL Properties shall receive, directly or indirectly from Tenant, the balance of the proceeds held as the Security Deposit, less any prior reimbursements received from Tenant, and Tenant shall be solely responsible for satisfying the LOC and Security Deposit obligations under the Lease.

4. Copy of Lease and Notices of Amendment to Lease. JL Properties acknowledges receipt of a fully executed copy of the Lease. Subject to Section 6 below, Tenant agrees to provide JL Properties with copies of each amendment or modification to the Lease promptly (but in any event within 10 business days) of the effective date of such amendment or modification.

5. Notices of Default Under Lease. Tenant agrees to provide JL Properties copies of all notices of default given by Landlord to Tenant under the Lease promptly (but in any event within 2 business days) of receipt.

6. Amendment to Section 4.03 of Lease. Tenant shall not amend or modify, or permit any amendment or modification of, Section 4.03 of the Lease without first obtaining the written consent of JL Properties, such consent not to be unreasonably withheld or delayed.

7. Rights and Obligations Under Lease. Tenant shall undertake all reasonably required or requested actions to enforce its rights and Landlord’s obligations under Article IV of the Lease, including without limitation those provisions of such Section 4.03 regarding the return of the LOC to JL Properties, and shall fully cooperate and coordinate with JL Properties in connection therewith.

8. Continuing Agreement. This Agreement is a continuing agreement and will remain in full force and effect until the later of (a) surrender of the LOC to the LOC Issuer (b) the expiration or termination of the LOC or (c) full payment of all reimbursement obligations by Tenant under Section 3.

9. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by facsimile (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:

If to JL Properties, at:

JL Properties, Inc.

P.O. Box 202845

Anchorage, AK 99520-2845

Attention: Jonathan B. Rubini

Facsimile: (907) 279-8066

with a copy to:

Landye Bennett Blumstein LLP

701 West 8th Avenue, Suite 1200

Anchorage, Alaska 99501

Attention: Joshua D. Hodes, Esq.

Facsimile: (907) 276-8433

If to Tenant, at:

c/o Twinlab Consolidation Corporation

632 Broadway, Suite 201

New York, New York 10012

Facsimile: (212) 505-5413

E-mail: rneuwirth@twinlab.com

Attention: General Counsel

If mailed, notice shall be deemed to be given three (3) days after being sent, and if sent by personal delivery, facsimile or prepaid courier, notice shall be deemed to be given when delivered.

10. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Tenant and JL Properties; provided, however, that no party may assign this Agreement in whole or in part without the prior written consent of each other party (such consent not to be unreasonably withheld or delayed).

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, but in making proof hereof, it shall only be necessary to produce one such counterpart containing signatures pages signed by each party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart of this Agreement.

12. Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

13. Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

14. Amendment. This Agreement shall not be amended except by a writing signed by all the parties.

15. Entire Agreement. This Agreement and the Warrants constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an instrument executed and delivered under seal, the parties have caused this Agreement to be executed as of the date first written above.

JL PROPERTIES, INC.

By:	/s/ Jonathan B. Rubini
Name:	Jonathan B. Rubini
Title:	Chief Executive Officer

TWINLAB CONSOLIDATED HOLDINGS, INC.

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	Chief Executive Officer and President

TWINLAB CONSOLIDATION CORPORATION

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	Chief Executive Officer and President

EXHIBIT A

LETTER OF CREDIT

EXHIBIT B

FORM OF PENNY WARRANT

EXHIBIT C

FORM OF DOLLAR WARRANT